Exhibit 99.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

dated as of

September 15, 2016

among

CANADA PENSION PLAN INVESTMENT BOARD

GSCP VI AIV NAVI, LTD.,

GSCP VI OFFSHORE NAVI, LTD.,

GSCP VI PARALLEL AIV NAVI, LTD.,

GSCP VI GMBH NAVI, L.P.,

and

GSCP VI EMPLOYEE NAVI, LTD.

Exhibit A	Securities

ii

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”) dated as of September 15, 2016 among Canada Pension Plan Investment Board, a Canadian federal Crown corporation (“Buyer”), GSCP VI AIV Navi, Ltd., GSCP VI Offshore Navi, Ltd., GSCP VI Parallel AIV Navi, Ltd. and GSCP VI Employee Navi, Ltd., each a Cayman Islands exempted company, and GSCP VI GmbH Navi, L.P., a Cayman Islands limited partnership (collectively, “Sellers”).

W I T N E S S E T H:

WHEREAS, Sellers are the record and beneficial owners of the equity interests of Enstar Group Limited, a Bermuda exempted company (the “Company”), set forth opposite each such Seller’s name on Exhibit A (the “Purchased Securities”); and

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Purchased Securities upon the terms and subject to the conditions hereinafter set forth.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, for purposes of this Agreement, the Company shall not be deemed an Affiliate of Buyer or any Seller, and none of Buyer or any Seller shall be deemed an Affiliate of the Company. For purposes of this definition, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Toronto, Canada or Hamilton, Bermuda are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Investment Agreement” means that certain Investment Agreement among Sellers and the Company dated as of April 20, 2011.

“knowledge” of any Person that is not an individual means the knowledge of any of such Person’s officers, in each case after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Non-Voting Common Shares” means the Series C non-voting ordinary shares, par value US$1.00 per share, of the Company.

“Permitted Liens” means, as to any asset or property: (i) Liens arising by operation for law, including Liens arising under Applicable Laws related to securities or insurance matters; (ii) Liens arising from actions or conduct of Buyer; (iii) Liens deemed to be created by this Agreement; and (iv) Liens arising under the Registration Rights Assignment.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Registration Rights Agreement” means Registration Rights Agreement, dated as of April 20, 2011, by and among the Company and Sellers.

“Registration Rights Assignment” means the form of assignment attached hereto as Exhibit A of certain of the Sellers’ rights under the Registration Rights Agreement, including a consent and acknowledgement of the Company as provided therein.

“Regulatory Affiliates” means any Person whose ownership of equity interests in the Company are attributed to Buyer, for the purpose of applying regulatory limitations on ownership, by a Governmental Authority having jurisdiction over the transactions contemplated by this Agreement.

“Voting Common Shares” means the voting ordinary shares, par value US$1.00 per share, of the Company.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Buyer	Preamble
Closing	2.02
Company	Recitals
e-mail	8.01
End Date	7.01(b)
Fully Diluted Common Shares	2.03(d)
Governmental Approval	5.01
Per Share Price	2.01(b)
Purchase Price	2.01(a)
Purchased Securities	Recitals
Purchased Securities	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the Purchased Securities at the Closing free and clear of any Liens, other than Permitted Liens. The purchase price for the Purchased Securities shall be the aggregate Per Share Price for the Purchased Securities, calculated as set forth on Exhibit A (the “Purchase Price”). The Purchase Price shall be paid by Buyer as provided in Section 2.02.

(b) “Per Share Price” means a per share purchase price for each of the Purchased Securities equal to US$158.50.

Section 2.02. Closing. The closing of the purchase and sale of the Purchased Securities (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, as soon as possible following satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article 6, or at such other time or place as Buyer and Sellers may agree. At the Closing:

(i) Buyer shall deliver to Sellers the Purchase Price in immediately available funds by wire transfer to an account or accounts of Sellers with a bank in New York City designated by Sellers, by notice to Buyer, which notice shall be delivered no less than two Business Days prior to the Closing (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Sellers in such amount).

(ii) Sellers shall deliver certificates for the Purchased Securities duly endorsed or accompanied by stock powers duly endorsed to the Company’s transfer agent and instruct the transfer agent to re-issue certificates for the Purchased Securities in Buyer’s name.

Section 2.03. Adjustments; Reorganization Events.

(a) If, between the date hereof and the Closing Date, any change in the issued Non-Voting Common Shares of the Company shall occur by reason of any stock split or any stock dividend thereon with a record date during such period but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase equity interests in the Company granted under the Company’s stock option or compensation plans or arrangements, the number of Securities set forth on Exhibit A and the Per Share Price therefor shall be appropriately adjusted; provided that such adjustment shall not increase or decrease the Purchase Price. Notwithstanding the foregoing, if any of the foregoing events constitutes a Reorganization Event, then Section 2.03(b) shall apply.

(b) If, between the date hereof and the Closing Date, a Reorganization Event occurs with respect to any of the Purchased Securities, then at the Closing, in lieu of delivering to Buyer such Purchased Securities, Sellers shall deliver to Buyer the consideration into which such Purchased Securities have been converted as a result of such Reorganization Event. If as a result of any such Reorganization Event any of the Purchased Securities have been converted into cash, then the amount of such cash may be offset against the Purchase Price payable by Buyer at the Closing. Subject to the immediately foregoing sentence, the occurrence of a Reorganization Event shall not increase or decrease the Purchase Price.

(c) “Reorganization Event” means (i) any consolidation or merger of the Company with or into another Person pursuant to which the Non-Voting Common Shares are converted into cash, securities or other property of the Company or another Person; (ii) any reclassification of the Non-Voting Common Shares into securities other than Non-Voting Common Shares or (iii) any statutory exchange of the Non-Voting Common Shares for securities of another Person.

(d) If, between the date hereof and the Closing Date, any decrease in the total number of issued and outstanding Voting Common Shares and Non-Voting Common Shares of the Company (including the number of Voting Common Shares or Non-Voting Common Shares issuable upon the conversion of issued and outstanding preferred shares of the Company) (the “Fully Diluted Common Shares”) shall occur, the number of Securities set forth on Exhibit A shall be reduced to the extent necessary so that the Purchased Securities represent a number of Non-Voting Common Shares that, combined with Buyer’s existing equity interest in the Company as of the date hereof as set forth on Section 4.11, represents no more than 19.9% of the Fully Diluted Common Shares (and, for the avoidance of doubt, the aggregate Purchase Price shall be correspondingly reduced).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedule, each Seller represents and warrants to Buyer, severally and not jointly, as of the date hereof and as of the Closing, as applicable, that:

Section 3.01. Corporate Existence and Power. Such Seller is an entity duly formed, validly existing and in good standing under the laws of the Cayman Islands and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02. Corporate Authorization. The execution, delivery and performance by such Seller of this Agreement and the Registration Rights Assignment and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of such Seller and have been duly authorized by all necessary action on the part of such Seller. This Agreement and the Registration Rights Assignment constitute valid and binding agreements of such Seller enforceable against it in accordance with their terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Governmental Authorization. Assuming the accuracy of the representations and warranties of Buyer set forth in Article 4, the execution, delivery and performance by such Seller of this Agreement and the Registration Rights Assignment and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the 1934 Act, (ii) the approvals, non-disapprovals, consents or authorizations of, or other actions by, or any filings with or notifications to, any Governmental Authority required by Applicable Law that are set forth in Section 3.03 of the Disclosure Schedule and (iii) any filings with or notifications to any Governmental Authority required by Applicable Law to be filed after the Closing. Except as would not have an adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement and the Registration Rights Assignment on the terms set forth herein, the execution and delivery of this Agreement and the Registration Rights Assignment and the consummation of the transactions contemplated herein and therein do not and will not constitute or result in a breach, violation or default under any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to such Seller.

Section 3.04. Noncontravention. The execution, delivery and performance by such Seller of this Agreement and the Registration Rights Assignment and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of such Seller, (ii) assuming the consent of the Company to the Registration Rights Assignment, violate the terms of any agreements governing such Seller or (iii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law in any material respect.

Section 3.05. Ownership of Securities. Such Seller is the sole record and beneficial owner of all of the Purchased Securities set forth opposite such Seller’s name on Exhibit A. No Person or entity has any beneficial ownership of the Purchased Securities set forth opposite such Seller’s name on Exhibit A other than such Seller. Such Seller has good and valid title to the Purchased Securities, free and clear of any Lien, other than Permitted Liens, and such Seller has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Purchased Securities or its ownership rights in such Purchased Securities or (b) given any Person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Purchased Securities. There are no contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) granting rights in connection with, the issuance, sale, transfer or ownership of any of the Purchased Securities, other than as contemplated by this Agreement and the Registration Rights Assignment. The delivery and/or release, as applicable, of the Purchased Securities to Buyer pursuant to this Agreement at the Closing will transfer and convey good, valid and marketable title thereto to Buyer, free and clear of all Liens other than Permitted Liens

Section 3.06. Finders’ Fees. Other than Goldman, Sachs & Co., whose fee and commission will be paid by Sellers, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Registration Rights Assignment.

Section 3.07. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Sellers threatened against or affecting, such Seller before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.08. No Other Representations. Sellers are not relying (and Sellers have not relied) on any express or implied representations or warranties of any nature (including as to the accuracy or completeness of any information provided to Sellers) made by or on behalf of, or imputed to Buyer or any other Person, except as expressly set forth in Article 4. Without limiting the generality of the foregoing, Sellers hereby represent and warrant with respect to themselves and the transactions contemplated hereby in the same manner and to the same extent that Buyer makes representations to Sellers in the final two sentences of Section 4.08.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedule, Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing, as applicable, that:

Section 4.01. Corporate Existence and Power. Buyer is an entity duly formed, validly existing and in good standing under the laws of Canada and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Registration Rights Assignment and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement and the Registration Rights Assignment constitute valid and binding agreements of Buyer enforceable against it in accordance with their terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the Registration Rights Assignment and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the 1934 Act, (ii) the approvals, non-disapprovals, consents or authorizations of, or other actions by, or any filings with or notifications to, any Governmental Authority required by Applicable Law that are set forth in Section 4.03 of the Disclosure Schedule, (iii) any filings with or notifications to any Governmental Authority required by Applicable Law to be filed after the Closing and (iv) any approvals, non-disapprovals, consents or authorizations of, or other actions by, or any filings with or notifications to, any Governmental Authority necessitated by any change or expansion of the business of the Company or any subsidiary between the date hereof and the Closing. Subject to the receipt of the approvals described in the immediately preceding sentence, the execution and delivery of this Agreement and the Registration Rights Assignment and the consummation of the transactions contemplated herein and therein do not and will not constitute or result in a breach, violation or default under any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to Buyer.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the Registration Rights Assignment and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of Buyer, (ii) violate the terms of any agreement governing Buyer or (iii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law in any material respect.

Section 4.05. Sufficient Funds. Buyer has, and will have at all times prior to the Closing, immediately available funds to enable it to make payment of the Purchase Price.

Section 4.06. Purchase for Investment. Buyer is purchasing the Purchased Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Without limiting the representations and warranties of the Sellers set forth in Article 3, Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Securities.

Section 4.07. Accredited Investor Status. Buyer is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D, promulgated under the 1933 Act.

Section 4.08. Reliance on Exemptions. Buyer understands that the Purchased Securities are being offered and sold to Buyer in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Sellers are relying upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Purchased Securities.

Section 4.09. Information. Without limiting the representations and warranties of the Sellers set forth in Article 3, Buyer acknowledges that (i) Buyer has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Purchased Securities and Buyer is able financially to bear the risks thereof; and (ii) Buyer has taken full responsibility for determining the scope of its investigations of the Company and for the manner in which such investigations have been conducted, and has, as of the date hereof, examined the Company to Buyer’s full satisfaction. Buyer further acknowledges that Buyer and Sellers are significant shareholders of the Company and a designee of each of Buyer and Sellers is a member of the board of directors of the Company and Buyer and Sellers and/or their respective Affiliates may have other business relationships with the Company and that, for these and other reasons, Buyer and Sellers have access to (and may be or are in possession of) information about the Company and the Purchased Securities (which may include material, non-public information) that may be or is material and superior to the information available to Buyer or Sellers and that Buyer or Sellers do not have such access to such information. Buyer acknowledges and agrees that, except for delivery of the Purchased Securities and the representations and warranties expressly set forth in this Agreement (subject to the terms and conditions hereof), Sellers will not have any liability arising from the transactions contemplated by this Agreement, including any liability under the securities or other laws, rules and regulations.

Section 4.10. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.11. Certain Ownership Matters. Schedule 4.11 sets forth a true and correct list of all equity interests in the Company or securities convertible into or exercisable for equity interests in the Company owned by Buyer or any of its Regulatory Affiliates, other than any equity interests owned by a third party fund in which Buyer invests or which manages investments on behalf of Buyer, but of which Buyer cannot direct the management and policies.

Section 4.12. Short Sales. Other than the transaction contemplated hereunder, Buyer has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with Buyer, executed any “short sales” (as such term is defined in Rule 200 of Regulation SHO under the 1934 Act), in the securities of the Company during the period commencing from the time that Buyer was first contacted by Sellers or any other Person disclosing the material terms of the transactions contemplated hereunder until the date hereof.

Section 4.13. No Other Representations. Buyer is not relying (and Buyer has not relied) on any express or implied representations or warranties of any nature (including as to the accuracy or completeness of any information provided to Buyer) made by or on behalf of, or imputed to Seller or any other Person, except as expressly set forth in Article 3. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or its respective businesses or operations (including as to the accuracy and completeness of any such information), except as expressly set forth in Article 3.

ARTICLE 5

CERTAIN COVENANTS

Sellers and Buyer agree that:

Section 5.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Sellers and Buyer will use their reasonable best efforts to, and will cooperate fully with each other to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing with any Governmental Authority or other third party as promptly as practicable, and in no event later than 15 days after the date hereof, all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents set forth in Section 6.01(b) of the Disclosure Schedule and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations set forth in Section 6.01(b) of the Disclosure Schedule (each a “Governmental Approval” and together, the “Governmental Approvals”) required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to Applicable Law. The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such Governmental Approvals. Without limiting the foregoing, the parties hereto understand and agree that the reasonable best efforts of Buyer shall include (x) acceding to reasonable conditions on Buyer’s ownership in the Company that may be imposed by any Governmental Authority in connection with its review and approval of the transactions contemplated by this Agreement, including any conditions relating to future acquisitions in the Company as required by any Governmental Authority and (y) providing information necessary for inclusion in any filings or other documents reasonably necessary to obtain any such Governmental Approvals, including, with respect to the provision of personally identifiable information, Buyer taking (but only to the extent permitted by applicable Governmental Authorities) such steps as and to the extent are consistent with the steps taken in obtaining required regulatory consents and approvals for its acquisitions of (and investments in) other regulated businesses, but which steps shall not include the provision of personally identifiable information relating to the executive officers and members of the Board of Directors of Buyer. Sellers and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.02. Certain Filings. Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 5.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements (including publications of financial statements and filings) the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.04. Legend. Buyer agrees that all certificates or other instruments, if any, representing the Purchased Securities subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

Section 5.05. Restrictions on Transfer of Purchased Securities. From and after the date hereof, each Seller agrees that it shall not sell, lease or otherwise transfer, or create or incur any Lien on the Purchased Securities; provided that a Seller shall be permitted to transfer all, but not less than all, of its Purchased Securities to any of its Affiliates that are no less creditworthy than Sellers and agree to be bound by the terms and conditions of this Agreement.

Section 5.06. Restrictions on Purchasing Securities. From the date hereof until the Closing Date, Buyer agrees that it shall not, and shall not permit any of its Regulatory Affiliates to, acquire beneficial ownership of any Voting Common Shares, Non-Voting Common Shares or securities convertible into, or exercisable for, Voting Common Shares or Non-Voting Common Shares (other than as set forth on Section 4.11); provided that Buyer and any of its Regulatory Affiliates may, acquire beneficial ownership of any Voting Common Shares, Non-Voting Common Shares or securities convertible into, or exercisable for, Voting Common Shares or Non-Voting Common Shares to the extent necessary to maintain the percentage ownership in the Company represented by Buyer’s current ownership position in the Company as set forth on Section 4.11.

Section 5.07. Notices of Certain Events. Prior to the Closing Date, each party shall promptly notify the other of:

(a) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

(b) any material notice or other communication from any Governmental Authority in connection with any of the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Buyer or Sellers that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 6 not to be satisfied; and

(e) any failure of the parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.08. Registration Rights Assignment. Sellers and Buyer will request of the Company that the Company consent to, and execute, the Registration Rights Assignment as promptly as practicable after the date hereof and will consider in good faith any reasonable requests by the Company for amendments to the terms of the Registration Rights Assignment; provided that (i) no party shall be required to make any payment or otherwise provide any consideration to the Company in order to obtain the consent of the Company to the Registration Rights Assignment, (ii) no party shall be required to agree to any material amendment to the terms of the Registration Rights Assignment, and (iii) Sellers shall not be required to agree to any amendment of the Registration Rights Agreement that would result in the loss of any of their respective rights under the Registration Rights Agreement with respect to any equity interests of the Company that are not Purchased Securities (including, for the avoidance of doubt, the one demand registration right that is not being assigned to Buyer).

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.01. Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of Applicable Law shall prohibit the consummation of the Closing, and consummation of the Closing shall not violate any order, decree or judgment of any Governmental Authority having competent jurisdiction.

(b) All actions by or in respect of or filings with, notifications to, or approvals by any Governmental Authority that are set forth in Section 6.01(b) of the Disclosure Schedule required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 6.02. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further condition: As of the Closing Date, (a) the representations and warranties of Sellers contained in Article 3 shall be true and correct at and as of such date as if made at and as of such date (except for such representations and warranties that speak as of a certain date, which shall be made at and as of such date), with only such exceptions as would not, prevent or materially impair Sellers’ consummation of the transactions contemplated by this Agreement, (b) Buyer shall have received a certificate of an authorized representative of Sellers to the foregoing effect and (c) the Registration Rights Assignment shall have been duly executed by the Company and Sellers.

Section 6.03. Conditions to Obligations of Sellers. The obligation of Sellers to consummate the Closing is subject to the following further condition: As of the Closing Date, (a) the representations and warranties of Buyer contained in Article 4 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except for such representations and warranties that speak as of a certain date, which shall be made at and as of such date) with only such exceptions as would not, prevent or materially impair Buyer’s consummation of the transactions contemplated by this Agreement, (b) Sellers shall have received a certificate of an authorized representative of Buyer to the foregoing effect and (c) the Registration Rights Assignment shall have been duly executed by the Company and Buyer.

ARTICLE 7

TERMINATION

Section 7.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Sellers and Buyer;

(b) by either Sellers or Buyer if the Closing shall not have been consummated on or before the date that is four months after the date hereof (the “End Date”); provided that, assuming the satisfaction or, to the extent permissible, waiver of the conditions set forth in Section 6.01(a), Section 6.02 and Section 6.03, either Sellers or Buyer may extend the End Date by one additional two-month period upon notice to the other party one Business Day prior to the then-effective End Date; provided, further, that if after the date hereof and before the Closing Date, any action by or in respect of, or filing with, any Governmental Authority that was not required on the date hereof becomes required in connection with the consummation of the transactions contemplated by this Agreement due to an expansion of the business of the Company or one of its subsidiaries into a new jurisdiction between the date hereof and the Closing, Sellers and Buyer shall agree in good faith on an appropriate extension to the then-current End Date to allow sufficient time to make any such filings or obtain any such approvals.

(c) by either Sellers or Buyer if the Company shall not have executed the Registration Rights Assignment on or before November 10, 2016; or

(d) by either Sellers or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 7.01(b), Section 7.01(c) or Section 7.01(d) shall give notice of such termination to the other party.

Section 7.02. Effect of Termination. (a) If this Agreement is terminated as permitted by Section 7.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to another party to this Agreement; provided that if such termination shall result from the (x) willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, (y) failure to perform a covenant of this Agreement (including the obligation of the parties to consummate the Closing) or (z) material breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.02, 5.04 and 5.08, this Article 7 and Article 8 shall survive any termination hereof pursuant to Section 7.01.

Section 7.03. Several Liability. Notwithstanding anything to the contrary herein, all obligations of Sellers hereunder shall be several and not joint obligations of the respective Seller entities. For the avoidance of doubt, no such entity shall be liable for Damages incurred by Buyer or its Affiliates and their respective successors and assignees arising from any misrepresentation or breach of warranty made by any other Seller entity or any breach of covenant or other agreement made or to be performed by any other such entity.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON M5C 2W5 Canada

Attention:	R. Scott Lawrence, Managing Director, Head of Relationship Investments
Fax:	(416) 868-8690
E-mail:	slawrence@cppib.com

with a copy to the address above to:

Attention:	Patrice Walch-Watson, Senior Managing Director & General Counsel and Corporate Secretary
Fax:	(416) 868-4760
E-mail:	pwalchwatson@cppib.com

and a copy to:

Canada Pension Plan Investment Board

510 Madison Avenue, 15th Floor

New York, NY 10022

with a copy (which will not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Nicholas F. Potter
Fax:	(212) 521-7178
E-mail:	nfpotter@debevoise.com

if to Sellers, to:

GSCP VI AIV Navi, Ltd.

GSCP VI Employee Navi, Ltd.

GSCP VI Offshore Navi, Ltd.

GSCP VI Parallel AIV Navi, Ltd.

GSCP VI GmbH Navi, L.P.

200 West Street

28th Floor

New York, NY 10282

Attention:	Katherine Krause
Facsimile No.:	(646)769-5178
E-mail:	katherine.krause@gs.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	John D. Amorosi Lee Hochbaum
Facsimile No.:	(212) 701-5800
E-mail:	john.amorosi@davispolk.com lee.hochbaum@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that any Seller may transfer or assign its rights and obligations under this Agreement in whole to one or more of its Affiliates that is no less creditworthy than Sellers and to which it transfers all of its Purchased Securities and which Affiliate agrees to be bound by the terms and conditions of this Agreement.

Section 8.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.06. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 8.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 8.09. Entire Agreement. This Agreement and the Registration Rights Assignment constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

Section 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, in addition to any other remedy to which they are entitled under this Agreement.

Section 8.12. Treatment of Ambiguities. The parties acknowledge and agree that each party has participated in the drafting of this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Pierre Lavallee
Name: Pierre Lavallee
Title: Senior Managing Director & Global Head Of Investment Partnerships

By:	/s/ Mark Roth
Name: Mark Roth
Title: Managing Director, Head of Business Management

[Signature Pages Continue]

[Signature Pages to the Purchase Agreement]

GSCP VI AIV NAVI, LTD.

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

GSCP VI OFFSHORE NAVI, LTD.

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

GSCP VI PARALLEL AIV NAVI, LTD.

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

GSCP VI EMPLOYEE NAVI, LTD.

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

GSCP VI GMBH NAVI, L.P.

By:	GSCP VI GBMH NAVI GP, LTD. its general partner

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

[Signature Pages to the Purchase Agreement]

Schedule 3.03

Sellers shall provide notice of divestiture of control to the applicable Governmental Authority prior to the Closing as required under Applicable Law in the following jurisdictions:

1.	Belgium

2.	Ireland

3.	Liechtenstein

4.	Switzerland

Schedules

Schedule 4.03

1.	(Australian Foreign Regulatory Approval) Either:

(a)	the Treasurer of the Commonwealth of Australia (or his delegate) provides written notice to the Buyer that there are no objections under the Foreign Acquisitions and Takeovers Act 1975 (Cth) to the acquisition by the Buyer of the Purchased Securities from the Seller; or

(b)	the Treasurer of the Commonwealth of Australia becomes precluded by passage of time from making any order under Part II of the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of the acquisition by the Buyer of the Purchased Securities from the Seller.

2.	(Australian Prudential Regulation Authority) The Treasurer of the Commonwealth of Australia (or his delegate) provides written notice to the Buyer that it approves the acquisition by the Buyer of the Purchased Securities from the Seller under Part 2 of the Financial Sector (Shareholdings) Act 1998 (Cth).

3.	Any regulatory filings, approvals or consents required due to an expansion of the business of the Company or one of its subsidiaries into a new jurisdiction between the date hereof and the Closing.

Schedules

Schedule 4.11

1,501,211 Voting Common Shares held by CPPIB

404,771 Series E non-voting convertible ordinary shares held by CPPIB

741,735 Voting Common Shares held by CPPIB Epsilon Ontario Limited Partnership

Schedules

Schedule 6.01(b)

1.	(Australian Foreign Regulatory Approval) Either:

(a)	the Treasurer of the Commonwealth of Australia (or his delegate) provides written notice to the Buyer that there are no objections under the Foreign Acquisitions and Takeovers Act 1975 (Cth) to the acquisition by the Buyer of the Purchased Securities from the Seller; or

(b)	the Treasurer of the Commonwealth of Australia becomes precluded by passage of time from making any order under Part II of the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of the acquisition by the Buyer of the Purchased Securities from the Seller.

2.	(Australian Prudential Regulation Authority) The Treasurer of the Commonwealth of Australia (or his delegate) provides written notice to the Buyer that it approves the acquisition by the Buyer of the Purchased Securities from the Seller under Part 2 of the Financial Sector (Shareholdings) Act 1998 (Cth).

3.	Any regulatory filings, approvals or consents required due to an expansion of the business of the Company or one of its subsidiaries into a new jurisdiction between the date hereof and the Closing.

Schedules

Exhibit A

Securities

Seller	Non-Voting Common Shares	Per Share Price	Aggregate Per Share Price
GSCP VI AIV Navi, Ltd.	373,406.00	$158.50	$59,184,851.00
GSCP VI Employee Navi, Ltd.	183,449.00	$158.50	$29,076,666.50
GSCP VI GmbH Navi, L.P.	19,791.00	$158.50	$3,136,873.50
GSCP VI Offshore Navi, Ltd.	463,171.00	$158.50	$73,412,603.50
GSCP VI Parallel AIV Navi, Ltd.	153,124.00	$158.50	$24,270,154.00
Total:	1,192,941		$189,081,148.50

A-1